                                                Financial Statement 3-B
                                                            Page 1 of 2


                 NEW ENGLAND ELECTRIC RESOURCES, INC.
                Statement of Loss and Retained Deficit
                Twelve Months Ended September 30, 1995
                        (Actual and Pro Forma)
                              (Unaudited)

                                            Actual  Adjustments     Pro Forma
                                            ------  -----------     ---------
                                                        (In Thousands)
Services rendered to nonassociated companies     $   110             $   110
Miscellaneous loss                                  (250)               (250)
                                                 -------    -------  -------
       Total income                                 (140)               (140)
                                                 -------    -------  -------

Outside services employed                          1,559               1,559
Interest on long-term notes                                 $ 3,000    3,000
Income taxes                                        (674)             (1,050)        (1,724)
                                                 -------    -------  -------
       Total expense                                 885      1,950    2,835
                                                 -------    -------  -------
       Net loss                                  $(1,025)   $(1,950) $(2,975)
                                                 =======    =======  =======

Retained deficit at beginning of period          $  (246)            $  (246)
                                                 -------    -------  -------
Retained deficit at end of period                $(1,271)   $(1,950) $(3,221)
                                                 =======    =======  =======

                                          Financial Statement 3-B
                                                      Page 2 of 2


               NEW ENGLAND ELECTRIC RESOURCES, INC.


   The pro forma adjustments to show the estimated effect of the proposed transactions as applied to the foregoing Statement of Loss and Retained Deficit for the twelve months ended September 30, 1995 are as follows:

      Debit  - Interest on long-term notes               $3,000,000


   Amount calculated on $30,000,000 principal amount of New Note issue at assumed interest rate of 10 percent.


      Credit - Income taxes                              $1,050,000


   To reflect the federal income tax effect as a result of the above adjustment to interest expense.